Exhibit 99.1

AeroVironment, Inc. Announces Fiscal 2017 Fourth Quarter and Full Year Results

MONROVIA, Calif., June 27, 2017 — AeroVironment, Inc. (NASDAQ: AVAV) today reported financial results for its fourth quarter ended April 30, 2017.

“Through the successful execution of our strategic plan, AeroVironment achieved record performance in our fourth quarter, with revenue of $125 million and fully diluted earnings per share of $1.30,” said Wahid Nawabi, AeroVironment president and chief executive officer.  “International demand for our Family of small unmanned aircraft systems and domestic demand for our Family of Tactical Missile Systems drove full year revenue to $264.9 million, within our guidance range, and fully diluted earnings per share to $0.54, significantly above guidance and 38 percent higher than last year.  Our team executed our fiscal 2017 plan effectively, growing year-end funded backlog by 19 percent over the previous year to $78 million, while creating value for our customers, employees and stockholders and positioning AeroVironment for long-term growth.”

FISCAL 2017 FOURTH QUARTER RESULTS

Revenue for the fourth quarter of fiscal 2017 was $125.4 million, an increase of 48% from fourth quarter fiscal 2016 revenue of $84.8 million. The increase in revenue resulted from an increase in sales in our Unmanned Aircraft Systems (UAS) segment of $39.8 million and an increase in sales in our Efficient Energy Systems (EES) segment of $0.8 million.

Gross margin for the fourth quarter of fiscal 2017 was $58.7 million, an increase from fourth quarter fiscal 2016 gross margin of $37.9 million. The increase in gross margin was primarily due to an increase in product margin of $26.5 million, partially offset by a decrease in service margin of $5.8 million. As a percentage of revenue, gross margin increased to 47% from 45%. The increase in gross margin percentage was primarily due to an increase in the proportion of product sales to total revenue.

Income from operations for the fourth quarter of fiscal 2017 was $34.0 million compared to fourth quarter fiscal 2016 income from operations of $6.8 million. The increase in the year over year income from operations was primarily a result of an increase in gross margin of $20.7 million and a decrease in research and development (R&D) expense of $6.4 million.

Other income, net, for the fourth quarter of fiscal 2017 was $1.0 million compared to other income, net of $0.5 million for the fourth quarter of fiscal 2016.

Provision for income taxes for the fourth quarter of fiscal 2017 was $4.6 million compared to provision for income taxes of $1.9 million for the fourth quarter of fiscal 2016. The increase in provision for income taxes was primarily due to an increase in income before taxes.

Net income attributable to AeroVironment for the fourth quarter of fiscal 2017 was $30.5 million compared to net income for the fourth quarter of fiscal 2016 of $5.4 million.

Earnings per diluted share for the fourth quarter of fiscal 2017 was $1.30 compared to earnings per diluted share for the fourth quarter of fiscal 2016 of $0.23.

FISCAL 2017 FULL-YEAR RESULTS

Revenue for fiscal 2017 was $264.9 million, an increase from fiscal 2016 revenue of $264.1 million. The increase in revenue resulted from an increase in sales in our EES segment of $5.6 million, partially offset by a  decrease in sales in our UAS segment of $4.8 million.

Gross margin for fiscal 2017 was $102.1 million, a decrease of 9% from fiscal 2016 gross margin of $112.1 million. The decrease in gross margin was due to a decrease in product margin of $5.7 million and a decrease in service margin of $4.3 million. As a percentage of revenue, gross margin decreased to 39% from 42%. The decrease in gross margin percentage was primarily due to the reserve reversal of $3.6 million for the settlement of prior year government incurred cost audits recorded in fiscal 2016 and an increase in sustaining engineering activities in support of our existing products.

Income from operations for fiscal 2017 was $12.5 million compared to income from operations for fiscal 2016 of $9.7 million. The increase in income from operations was a result of a decrease in R&D expense of $9.2 million and a decrease in selling, general and administrative (SGA) expense of $3.5 million, partially offset by a  decrease in gross margin of $10.0 million.

Other income, net, for fiscal 2017 was $1.7 million compared to other expense, net, for fiscal 2016 of $1.7 million. The increase in other income, net was primarily due to the recording of an other-than-temporary impairment loss of $2.2 million on our CybAero equity securities during fiscal 2016. The CybAero equity securities were sold during the second quarter of fiscal 2016.

Provision for income taxes for fiscal 2017 was $1.8 million compared to benefit for income taxes of $0.9 million for fiscal 2016. The increase in provision for income taxes was primarily a result of an increase in income before taxes and a decrease in tax credits as a result of federal legislation permanently reinstating the federal research and development tax credit retroactive to January 2015 during fiscal year 2016, partially offset by a reversal of a reserve for uncertain tax positions of $1.0 million due to the settlement of prior fiscal year audits recorded in the first quarter of fiscal 2017.

Net income attributable to AeroVironment for fiscal 2017 was $12.5 million compared to net income for fiscal 2016 of $9.0 million.

Earnings per diluted share for fiscal 2017 was $0.54 compared to earnings per diluted share for fiscal 2016 of $0.39.  Net income per diluted share for fiscal 2016 increased by $0.10 due to the reserve reversal for the settlement and resolution of prior year government incurred cost audits, increased by $0.05 due to R&D tax credits related to prior fiscal years, primarily as a result of the reenactment of the federal R&D tax credit, and decreased by $0.06 due to both the impairment loss and loss on sale of our CybAero equity securities during the first quarter of fiscal year 2016.

BACKLOG

As of April 30, 2017, funded backlog (unfilled firm orders for which funding is currently appropriated to us under a customer contract) was $78.0 million compared to $65.8 million as of April 30, 2016.

FISCAL 2018 — OUTLOOK FOR THE FULL YEAR AND FIRST QUARTER

For fiscal 2018, the company expects to generate revenue of between $280 million and $300 million, and earnings per diluted share of between $0.45 and $0.65.

For the first quarter of fiscal 2018, the company expects to generate revenue of between $40 million and $44 million, and loss per diluted share of between $0.32 and $0.40.

The foregoing estimates are forward looking and reflect management's view of current and future market conditions, including certain assumptions with respect to our ability to obtain and retain government contracts, changes in the timing and/or amount of government spending, changes in the demand for our products and services, activities of competitors, changes in the regulatory environment, and general economic and business conditions in the United States and elsewhere in the world. Investors are reminded that actual results may differ materially from these estimates.

CONFERENCE CALL

In conjunction with this release, AeroVironment, Inc. will host a conference call today, Tuesday, June 27, 2017, at 1:30 pm Pacific Time that will be broadcast live over the Internet. Wahid Nawabi, president and chief executive officer, Teresa P. Covington, chief financial officer and Steven A. Gitlin, vice president of investor relations, will host the call.

4:30 PM ET

3:30 PM CT

2:30 PM MT

1:30 PM PT

Investors may dial into the call at (877) 561-2749 (U.S.) or (678) 809-1029 (international) five to ten minutes prior to the start time to allow for registration.

Investors with Internet access may listen to the live audio webcast via the Investor Relations page of the AeroVironment, Inc. website, http://investor.avinc.com. Please allow 15 minutes prior to the call to download and install any necessary audio software.

Audio Replay Options

An audio replay of the event will be archived on the Investor Relations page of the company's website, at http://investor.avinc.com. The audio replay will also be available via telephone from Tuesday, June 27, 2017, at approximately 4:30 p.m. Pacific Time through Tuesday, July 4, 2017, at 9:00 p.m. Pacific Time. Dial (855) 859-2056 and enter the passcode 33623290. International callers should dial (404) 537-3406 and enter the same passcode number to access the audio replay.

ABOUT AEROVIRONMENT, INC.

AeroVironment (NASDAQ: AVAV) provides customers with more actionable intelligence so they can proceed with certainty. Based in California, AeroVironment is a global leader in unmanned aircraft systems, tactical missile systems and electric vehicle charging and test systems, and serves militaries, government agencies, businesses and consumers. For more information visit www.avinc.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” or words or phrases with similar meaning. Forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements.  Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, reliance on sales to the U.S. government; availability of U.S. government funding for defense procurement and R&D programs; changes in the timing and/or amount of government spending; risks related to our international business, including compliance with export control laws; potential need for changes in our long-term strategy in response to future developments; unexpected technical and marketing difficulties inherent in major research and product development efforts; the impact of potential security and cyber threats; changes in the supply and/or demand and/or prices for our products and services; the activities of competitors and increased competition; failure of the markets in which we operate to grow; uncertainty in the customer adoption rate of commercial use unmanned aircraft systems and electric vehicles; failure to remain a market innovator and create new market opportunities; changes in significant operating expenses, including components and raw materials; failure to develop new products; the extensive regulatory requirements governing our contracts with the U.S. government; product liability, infringement and other claims; changes in the regulatory environment; and general economic and business conditions in the United States and elsewhere in the world. For a further list and description of such risks and uncertainties, see the reports we file with the Securities and Exchange Commission. We do not intend, and undertake no obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

- Financial Tables Follow –

AeroVironment, Inc.

Consolidated Statements of Operations

(In thousands except share and per share data)

	Three Months Ended		Twelve Months Ended
	April 30,	April 30,	April 30,	April 30,
	2017	2016	2017	2016
	(Unaudited)
Revenue:
Product sales	$111,505	$60,040	$193,338	$189,476
Contract services	13,871	24,717	71,535	74,622
	125,376	84,757	264,873	264,098
Cost of sales:
Product sales	57,453	32,510	115,513	105,987
Contract services	9,264	14,325	47,250	46,008
	66,717	46,835	162,763	151,995
Gross margin:
Product sales	54,052	27,530	77,825	83,489
Contract services	4,607	10,392	24,285	28,614
	58,659	37,922	102,110	112,103
Selling, general and administrative	16,699	16,775	56,537	60,077
Research and development	7,937	14,316	33,042	42,291
Income from operations	34,023	6,831	12,531	9,735
Other income (expense):
Interest income, net	456	359	1,618	1,032
Other income (expense), net	536	97	60	(2,699)
Income before income taxes	35,015	7,287	14,209	8,068
Provision (benefit) for income taxes	4,561	1,923	1,752	(898)
Net income	30,454	5,364	12,457	8,966
Net loss attributable to noncontrolling interest	22	—	22	—
Net income attributable to AeroVironment	$30,476	$5,364	$12,479	$8,966
Earnings per share attributable to AeroVironment:
Basic	$1.32	$0.23	$0.54	$0.39
Diluted	$1.30	$0.23	$0.54	$0.39
Weighted average shares outstanding:
Basic	23,146,580	22,921,480	23,059,045	22,936,413
Diluted	23,371,432	23,143,504	23,307,738	23,153,493

AeroVironment, Inc.

Reconciliation of (Loss) Earnings per Share (Unaudited)

	Three Months Ended		Twelve Months Ended
	April 30,	April 30,	April 30,	April 30,
	2017	2016	2017	2016
Earnings per diluted share as adjusted	$1.30	$0.23	$0.54	$0.30
Other-than-temporary impairment loss and loss on sale of stock	—	—	—	(0.06)
Reserve reversal for the settlement and resolution of prior year government incurred cost audits	—	—	—	0.10
R&D tax credits related to prior fiscal years, related to the reenactment of the federal R&D tax credit	—	—	—	0.05
Earnings per diluted share as reported	$1.30	$0.23	$0.54	$0.39

AeroVironment, Inc.

Consolidated Balance Sheets

(In thousands except share data)

	April 30,
	2017	2016

Assets
Current assets:
Cash and cash equivalents	$79,904	$124,287
Short-term investments	119,971	103,404
Accounts receivable, net of allowance for doubtful accounts of $291 at April 30, 2017 and $262 at April 30, 2016	74,361	56,045
Unbilled receivables and retentions	14,120	18,899
Inventories, net	60,076	37,486
Prepaid expenses and other current assets	5,653	4,150
Total current assets	354,085	344,271
Long-term investments	42,096	33,859
Property and equipment, net	19,220	16,762
Deferred income taxes	15,089	15,016
Other assets	2,010	750
Total assets	$432,500	$410,658
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$20,283	$17,712
Wages and related accruals	12,966	13,973
Income taxes payable	1,418	943
Customer advances	3,317	2,544
Other current liabilities	10,079	11,173
Total current liabilities	48,063	46,345
Deferred rent	1,719	1,714
Capital lease obligations - net of current portion	161	449
Other non-current liabilities	184	184
Deferred tax liability	116	—
Liability for uncertain tax positions	64	441
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares—10,000,000; none issued or outstanding at April 30, 2017 and April 30, 2016	—	—
Common stock, $0.0001 par value:
Authorized shares—100,000,000
Issued and outstanding shares—23,630,419 shares at April 30, 2017 and 23,359,925 at April 30, 2016	2	2
Additional paid-in capital	162,150	154,274
Accumulated other comprehensive loss	(127)	(201)
Retained earnings	219,929	207,450
Total AeroVironment stockholders' equity	381,954	361,525
Noncontrolling interest	239	—
Total equity	382,193	361,525
Total liabilities and stockholders’ equity	$432,500	$410,658

AeroVironment, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended April 30,
	2017	2016	2015

Operating activities
Net income	$12,457	$8,966	$2,895
Adjustments to reconcile net income to cash used in operating activities:
Depreciation and amortization	7,054	6,074	8,366
Loss from equity method investments	119	138	240
Impairment of available-for-sale securities	—	2,186	—
Impairment of long-lived assets	46	—	438
Provision for doubtful accounts	56	(178)	(106)
Losses on foreign currency transactions	284	63	580
Loss on sale of equity securities	—	219	209
Deferred income taxes	(52)	(2,912)	(3,382)
Gain on business acquisition	(584)	—	—
Change in fair value of conversion feature of convertible bonds	—	—	(73)
Stock-based compensation	3,709	4,562	3,768
Tax benefit from exercise of stock options	—	161	52
Excess tax benefit from stock-based compensation	—	(39)	(162)
Loss (gain) on disposition of property and equipment	37	(22)	3,661
Amortization of held-to-maturity investments	2,382	3,875	4,532
Changes in operating assets and liabilities:
Accounts receivable	(18,627)	(22,260)	(1,762)
Unbilled receivables and retentions	4,779	(1,543)	(6,427)
Inventories	(22,590)	1,928	11,285
Income tax receivable	—	—	6,584
Prepaid expenses and other assets	(1,466)	517	(339)
Accounts payable	2,843	(2,705)	5,337
Other liabilities	(946)	1,521	3,717
Net cash (used in) provided by operating activities	(10,499)	551	39,413
Investing activities
Acquisition of property and equipment	(9,862)	(6,829)	(5,279)
Equity method investment	—	(295)	(395)
Business acquisition, net of cash acquired	(430)	—	—
Redemptions of held-to-maturity investments	121,522	84,433	69,387
Purchases of held-to-maturity investments	(148,991)	(94,954)	(97,464)
Acquisition of intangible assets	—	—	(150)
Proceeds from the sale of property and equipment	7	80	—
Sales and redemptions of available-for-sale investments	400	987	10,081
Net cash used in investing activities	(37,354)	(16,578)	(23,820)
Financing activities
Purchase and retirement of common stock	—	(3,756)	—
Principal payments of capital lease obligations	(390)	(472)	—
Excess tax benefit from stock-based compensation	—	39	162
Tax withholding payment related to net settlement of equity awards	(5)	(29)	(36)
Exercise of stock options	3,865	1,122	722
Net cash provided by (used in) financing activities	3,470	(3,096)	848
Net (decrease) increase in cash and cash equivalents	(44,383)	(19,123)	16,441
Cash and cash equivalents at beginning of period	124,287	143,410	126,969
Cash and cash equivalents at end of period	$79,904	$124,287	$143,410
Supplemental disclosures of cash flow information
Cash paid during the period for:
Income taxes	$1,804	$1,576	$700
Non-cash activities
Unrealized gain (loss) on investments, net of deferred tax expense (benefit) of $43, $18 and $(730) for the fiscal years ended April 30, 2017, April 30, 2016 and April 30, 2015 respectively	$74	$27	$(1,095)
Reclassification from share-based liability compensation to equity	$307	$228	$—

Forfeiture of vested stock-based compensation	$—	$86	$23
Acquisitions of property and equipment financed with capital lease obligations	$—	$932	$—
Accrued acquisition of intangible assets	$—	$—	$250
Acquisitions of property and equipment included in accounts payable	$729	$1,174	$—

AeroVironment, Inc.

Reportable Segment Results are as Follows

(In thousands)

	Three Months Ended		Twelve Months Ended
	April 30,	April 30,	April 30,	April 30,
	2017	2016	2017	2016
	(Unaudited)
Revenue:
UAS	$115,720	$75,896	$228,940	$233,738
EES	9,656	8,861	35,933	30,360
Total	125,376	84,757	264,873	264,098
Cost of sales:
UAS	59,388	40,941	135,937	132,209
EES	7,329	5,894	26,826	19,786
Total	66,717	46,835	162,763	151,995
Gross margin:
UAS	56,332	34,955	93,003	101,529
EES	2,327	2,967	9,107	10,574
Total	58,659	37,922	102,110	112,103
Selling, general and administrative	16,699	16,775	56,537	60,077
Research and development	7,937	14,316	33,042	42,291
Income from operations	34,023	6,831	12,531	9,735
Other income (expense):
Interest income, net	456	359	1,618	1,032
Other income (expense), net	536	97	60	(2,699)
Income before income taxes	$35,015	$7,287	$14,209	$8,068

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Contact:

AeroVironment, Inc.

Steven Gitlin

+1 (626) 357-9983

ir@avinc.com